DISTRIBUTION AND SERVICING AGREEMENT


         This DISTRIBUTION AND SERVICING AGREEMENT, dated as of May 1, 1994, is made by and among Equico Securities, Inc. ("Equico"), The Equitable Life Assurance Society of the United States ("Equitable") and Equitable Variable Life Insurance Company ("Equitable Variable"), as follows:

         WHEREAS, pursuant to a Distribution Agreement, dated as of May 1, 1994, Equico is the principal underwriter of The Hudson River Trust ("Trust"), a series mutual fund registered under the Investment Company Act of 1940 ("1940 Act") whose shareholders are separate accounts of Equitable and Equitable Variable and of other insurance companies;

         WHEREAS, both Equitable and Equitable Variable issue variable insurance contracts ("Variable Contracts") whose net premiums or considerations are allocated in whole or in part to the respective separate accounts of Equitable and Equitable Variable for investment in the Trust, for direct investment or for investment in other funding media ("Separate Accounts");

         WHEREAS, units of interest in the Separate Accounts are registered under the Securities Act of 1933 ("1933 Act") to the extent such registration is required;

         WHEREAS, Equitable and Equitable Variable are each broker-dealers registered under the Securities Exchange Act of 1934, as amended ("1934 Act"), and each is a member of the National Association of Securities Dealers, Inc. ("NASD");

         WHEREAS, the Variable Contracts (including all Variable Contracts issued by Equitable Variable) are offered and sold by members of Equitable's agency force, or by insurance brokers under contract with Equitable, who are also registered representatives of Equico and of Equitable ("Agents");

         WHEREAS, Equitable and Equitable Variable each desire to engage Equico, a wholly-owned subsidiary of Equitable which is a registered broker-dealer under the 1934 Act and a member of the NASD, to assume the responsibilities set forth in this Agreement with respect to the distribution of the Variable Contracts, including in particular the responsibility for compliance with broker-dealer requirements under federal and any applicable state or foreign securities laws and the NASD Rules of Fair Practice ("NASD Rules") with respect to the offering of the Variable Contracts, and Equico desires to assume such responsibilities;

         WHEREAS, Equico desires to utilize Equitable's services and personnel in carrying out certain of its responsibilities under this Agreement, and Equitable is willing to furnish the same on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I
             Distribution Responsibility for the Variable Contracts

Sec. 1.1 Equitable and Equitable Variable authorize Equico to act, and Equico agrees to serve, as broker-dealer in connection with the distribution of their respective Variable Contracts to the extent provided in this Agreement. Equico shall be fully responsible for carrying out all compliance and supervisory obligations in connection with the distribution of the Variable Contracts, as required by the NASD Rules and by federal and any applicable state or foreign securities laws. Equitable shall be fully responsible for compensating the Agents for their sales of Variable Contracts, as provided in Section 1.4.

         Sec. 1.2 Without limiting the generality of Section 1.1, Equico agrees that it shall be fully responsible for:

                  (A) Requiring that each person who is authorized to offer and sell the Variable Contracts is duly registered as a representative of Equico and is appropriately licensed, registered or otherwise qualified to offer and sell the Variable Contracts under the federal securities laws and any applicable securities laws of each state or other jurisdiction in which the Variable Contracts offered by such person may be lawfully sold;

                  (B) Training, supervising and directing the Agents for purposes of complying on a continuous basis with the NASD Rules and with federal and state securities laws applicable in connection with the offer and sale of the Variable Contracts. In this connection, Equico shall:

                           (i)  Establish  and  implement   reasonable   written
procedures which provide for diligent supervision of sales practices of the Agents;

                           (ii) Require that Agents shall recommend the purchase
of Variable Contracts only upon reasonable grounds to believe that the purchase is suitable for each prospective purchaser, and verify their compliance with such requirement;

                           (iii)  Provide  a  sufficient  number  of  registered
principals and an adequate compliance staff to carry out the responsibilities set forth herein; and

                           (iv) Impose disciplinary measures on the Agents.

                  (C) Oversight of the securities activities of all persons engaged directly or indirectly in operations of Equico, Equitable and Equitable Variable related to the offer or sale of the Variable Products, each of whom shall be considered a "person associated" with Equico, as defined in Section 3(a)(18) of the 1934 Act. Equico shall have full responsibility for each such person with regard to his or her training, supervision and control, as contemplated by Section 15 of the 1934 Act, and, in that connection, shall have the authority to require that disciplinary action be taken with respect to such persons.

         Sec. 1.3 Equico represents that it is a broker-dealer duly registered under the 1934 Act and is a member in good standing of the NASD and, to the extent necessary to perform the activities contemplated hereunder, is duly registered, or otherwise qualified, under the securities laws of every state or other jurisdiction in which the Variable Contracts are available for sale, and Equico agrees to maintain such status. Consistent with its designation as distributor of the Variable Contracts, as provided in Section 1.1 of this Agreement, Equico acknowledges that it may be deemed to be an "underwriter" or a "principal underwriter" of the Separate Accounts under the federal securities laws.

         Sec. 1.4 Equitable shall have exclusive responsibility for the payment of commissions or other fees in accordance with the applicable agreements between each Agent and Equitable relating to the Variable Contracts. All compensation paid by Equitable to the Agents with respect to sales of the Variable Contracts shall be paid by Equitable on its own behalf or on behalf of Equitable Variable (with respect to sales of Variable Contracts issued by Equitable Variable), and shall be reflected on the books and records of Equitable and, to the extent related to Variable Contracts issued by Equitable Variable, on the books and records of Equitable Variable. The responsibility of Equitable shall include the performance of all activities necessary in order that the payment of compensation hereunder complies with all applicable federal securities laws and state securities and insurance laws. Equitable and Equitable Variable retain the ultimate right to determine the rates of commission and other fees to be paid to the Agents in connection with their respective Variable Contracts. Nothing contained in this Agreement shall obligate Equico to pay any commissions or other fees to Agents or to reimburse any Agents for expenses incurred by them, nor shall Equico have any responsibility for the adequacy or accuracy of any amount paid to an Agent in connection with the sale of the Variable Contracts. Equico shall have no right or interest whatsoever in any commissions or other fees payable to Agents by Equitable or by Equitable Variable.

         Sec. 1.5 Equitable represents that it is a broker-dealer duly registered under the 1934 Act and is a member in good standing of the NASD. If Equitable shall determine, in its sole judgment, that such status is not required for the purpose of properly discharging its responsibility under
Section 1.4 of this Agreement, Equitable may terminate its status as a registered broker-dealer without notice to the other parties hereto.

         Sec. 1.6 Equitable Variable agrees to cooperate fully with Equico and with Equitable in the proper discharge of the responsibilities allocated to them under this Article I. While undertaking to provide such cooperation and to perform various activities on its own behalf hereunder, Equitable Variable assumes no duties or responsibilities under this Agreement in its capacity as a registered broker-dealer and, accordingly, shall be under no obligation to maintain such status.

         Sec. 1.7 Equico, Equitable and Equitable Variable shall each cause to be maintained and preserved such accounts, books and other documents as are required by the 1934 Act and 1940 Act and any other applicable laws and regulations. In particular, without limiting the foregoing, Equico shall cause all the books and records in connection with the offer and sale of the Variable Contracts to be maintained and preserved in conformity with the requirements of Rules 17a-3 and 17a-4 under the 1934 Act, to the extent that such requirements are applicable to the Variable Contracts. The payment of premiums, purchase payments, commissions and other fees and payments in connection with the Variable Contracts shall be reflected on the books and records of Equitable and of Equitable Variable, as provided in Section 1.4 hereof and as may otherwise be required under applicable NASD regulations and federal and applicable state securities laws requirements.

         Sec. 1.8 Equico, Equitable and Equitable Variable shall each submit to all regulators and administrative bodies having jurisdiction over the sales of the Variable Contracts, present or future, any information, reports, or other material that any such body by reason of this Agreement may request or require pursuant to applicable laws or regulations. In particular, without limiting the foregoing, Equitable and Equitable Variable agree that any books and records which they maintain pursuant to Section 1.5 of this Agreement which are required to be maintained under Rule 17a-3 or 17a-4 of the 1934 Act shall be subject to inspection by the Securities and Exchange commission ("SEC") in accordance with
Section 17(a) of the 1934 Act.

         Sec. 1.9 Equico and Equitable each agree and understand that all documents, reports, records, books, files and other materials required under applicable NASD regulations and federal and state securities laws relative to the sales of Variable Contracts shall be the property of Equico, with the exception of those books and records maintained by Equitable pursuant to Section
1.4 which relate to sales compensation and shall be the joint property of Equitable and Equico. If, however, such documents, reports, records, books, files and other materials which are the property of Equico are required by applicable regulation or law to be maintained also by Equitable or by Equitable Variable, such material shall be the joint property of Equico, Equitable or Equitable Variable. All other documents, reports, records, books, files and other materials maintained relative to this Agreement shall be the property of Equitable or of Equitable Variable, depending upon the identity of the issuer of the Variable Contracts involved. Upon the termination of this Agreement, all such material shall be returned to the applicable party.

         Sec. 1.10 Equico, Equitable and Equitable Variable from time to time during the term of this Agreement, shall allocate among themselves, subject to a right of further delegation, the administrative responsibility for maintaining and preserving the books, records and accounts kept in connection with the Variable Contracts; provided, however, in the case of books, records and accounts kept pursuant to a requirement of applicable law or regulation, the ultimate responsibility for maintaining and preserving such books, records and accounts shall be that of the party which is required to maintain or preserve such books, records and accounts under the applicable law or regulation, and such books, records and accounts shall be maintained and preserved under the supervision of that party. Equico, Equitable and Equitable Variable shall cause each other to be furnished with such reports as each may reasonably request for the purpose of meeting its respective reporting and recordkeeping requirements under such regulations and laws and under the insurance laws of the State of New York and any other applicable states or jurisdictions.

                                   ARTICLE II
                    Procedures for Sale of Variable Contracts

         Sec. 2.1 Equitable and Equitable Variable each represent and warrant that units of interest of their respective Separate Accounts offered under the Variable Contracts are registered under the 1933 Act to the extent such registration is required, that the Separate Accounts are registered under the 1940 Act unless exempt from such registration, and that the Variable Contracts are qualified to be sold under the insurance laws and any applicable securities laws of all states and other jurisdictions in which the Variable Contracts are authorized for sale. Equitable and Equitable Variable each further represent and warrant that each of them is a life insurance company duly organized under the laws of the State of New York and in good standing and authorized to conduct business under the laws of each state in which the Variable Contracts are offered and sold.

         Sec. 2.2 Equico will require that the Agents use only the effective prospectuses, statements of additional information ("SAIs") and other authorized materials in soliciting and selling the Variable Contracts. Equico is not authorized to give any information or to make any representations concerning the Variable Contracts other than those contained in the current prospectus or SAI therefor filed with the Securities and Exchange Commission ("SEC") or in such materials as may be authorized by Equitable or by Equitable Variable.

         Sec. 2.3 All applications for Variable Contracts shall be made on application forms supplied by Equitable or by Equitable Variable, as appropriate, and all payments collected by Equico shall be remitted by Equico promptly in full, together with such application or enrollment forms and any other required documentation, directly to Equitable or to Equitable Variable, as appropriate, at the address indicated on such application or to such other address as Equitable or Equitable Variable may, from time to time, designate in writing. Equico shall review all such applications for suitability. Checks or money orders in payment on any Variable Contract shall be drawn to the order of "The Equitable Life Assurance Society of the United States" or "Equitable Variable Life Insurance Company", as appropriate. All applications for Variable Contracts shall be subject to acceptance or rejection by Equitable or by Equitable Variable at their respective discretion.

         Sec. 2.4 All money payable in connection with any of the Variable Contracts, whether as premiums, purchase payments or otherwise, and whether paid by, or on behalf of any applicant or contractowner, is the property of Equitable or of Equitable Variable and shall be transmitted promptly in accordance with the administrative procedures of Equitable and Equitable Variable without any deduction or offset for any reason, including by example but not limitation, any deduction or offset for compensation claimed by Equico or payable to the Agents. No cash payments shall be accepted by Equico in connection with the Variable Contracts.

         Sec. 2.5 Equitable and Equitable Variable shall be responsible for payment of the costs of printing the prospectuses, SAIs and sales material used in connection with the solicitation of applications for the Variable Contracts and to allocate such costs between themselves. Equitable and Equitable Variable shall provide to Equico copies of such prospectuses, SAIs and sales material in such number as Equico shall reasonably request. Equitable and Equitable Variable shall make available to Equico copies of all financial statements and other documents that Equico shall reasonably request for use in connection with the distribution of the Variable Contracts.

         Sec. 2.6 Notwithstanding anything in this Agreement to the contrary, Equico may enter into sales agreements with independent broker-dealers for the sale of the Variable Contracts, subject to the prior written approval of Equitable and of Equitable Variable of each such sales agreement and the terms thereof. All such sales agreements entered into by Equico shall provide that each independent broker-dealer will assume full responsibility for continued compliance by itself and its associated persons with the NASD Rules and applicable federal and state securities and insurance laws. All associated persons of such independent broker-dealer soliciting applications for the Variable Contracts shall be duly and appropriately licensed or appointed for the sale of the Variable Contracts under the NASD Rules and federal and state securities and insurance laws in which such person shall offer or sell the Variable Contracts.

         Sec. 2.7 Equitable shall apply for and maintain the proper insurance licenses for each of the Agents selling the Variable Contracts in all states or jurisdictions in which the Variable Contracts are offered for sale by such Agent. Equitable and Equitable Variable reserve the right to refuse to appoint any proposed agent, or independent broker-dealer, and to terminate an Agent or independent broker-dealer once appointed. Equitable and Equitable Variable shall promptly notify Equico of each such termination. Equitable agrees to be responsible for all licensing or other fees required under pertinent state insurance laws to properly authorize Agents for the sale of the Variable Contracts; however, the foregoing shall not limit Equitable's right to collect such amount from any person or entity other than Equico.

         Sec. 2.8 The parties hereto recognize that any person selling the Variable Contracts as contemplated by this Agreement shall be acting as an insurance agent of Equitable or of Equitable Variable or as an insurance broker, and that the rights of Equico to supervise such persons shall be limited to the extent specifically described herein or required under applicable federal or state securities laws or NASD regulations. Such persons shall not be considered employees of Equico and shall be considered agents of Equico only as and to the extent required by such laws and regulations. Further, it is intended by the parties hereto that such persons are and shall continue to be considered to have a common law independent contractor relationship with Equitable and Equitable Variable and not to be common law employees of Equitable or of Equitable Variable, unless any contract between Equitable and any person selling the Variable Contracts specifically provides otherwise.

         Sec. 2.9 Consistent with the responsibility of Equico to discharge all compliance and supervisory obligations relating to the distribution of the Variable Contracts as provided in this Agreement and consistent with the authority given to Equico hereunder, Equitable and Equitable Variable shall retain the ultimate right of control over, and responsibility for, the issuance, servicing and marketing of their respective Variable Contracts. In that connection, Equitable and Equitable Variable shall review and approve all advertising concerning the Variable Contracts issued by each of them; however, Equico shall be responsible for filing such materials, as required, with the NASD and with state securities regulators and for obtaining such approvals as may be necessary.

         Sec. 2.10 Unless otherwise agreed in writing by Equitable or by Equitable Variable, neither Equico nor any Agent nor any independent broker-dealer shall have an interest in any surrender charges, deductions or other fees payable to Equitable or to Equitable Variable.

                                   ARTICLE III
                  Services and Personnel Provided by Equitable

         Sec. 3.1 Equitable agrees to furnish compliance and related support services, including personnel, to assist Equico in the performance of the services which Equico is required to provide hereunder. In furnishing such services, all personnel of Equitable shall be subject at all times to the supervision and control of Equico.

                                   ARTICLE IV
                            Compensation and Expenses

         Sec. 4.1 Equico shall be compensated, not less frequently than quarterly, by Equitable and by Equitable Variable for its services under this Agreement in an aggregate annual amount which shall be equal to the actual expenses incurred by Equico to provide compliance and related support services, plus a percentage of such expenses which shall approximate the annual rate of profit earned by Equico from its performance of comparable services for unaffiliated clients.

         Sec. 4.2 Equico shall pay the costs and expenses, direct and indirect, incurred by Equitable in furnishing services and personnel, pursuant to Article III of this Agreement. In determining the basis for the apportionment of expenses, specific identification or estimates based on time, company assets, square footage or any other mutually agreeable method providing for a fair and reasonable allocation of cost may be used, provided such method is in conformity with the requirements of Section 1712 of the New York Insurance Law and New York Insurance

Department Regulation No. 33. The charge to Equico for such apportioned expenses shall be at cost as described in this Section 4.2.

         Sec. 4.3 Within 45 days after the end of each calendar quarter, and more often if desired, Equitable shall submit to Equico a statement of apportioned expenses showing the basis for such apportionment; and settlement shall be made within 15 days thereafter. The statement of apportioned expenses shall set forth in reasonable detail the nature of the expenses being apportioned and other relevant information to support the charge.

         Sec. 4.4 To enable Equitable to compensate Agents for the sale of Variable Contracts issued by Equitable Variable, Equitable Variable shall furnish Equitable with a schedule of the commissions and other fees payable with respect to each form of Variable Contract issued by it, together with a list of rules and procedures applicable to the payment of such compensation. Equitable Variable agrees to reimburse Equitable for commissions and service fees (not in excess of the amounts specified by Equitable Variable) paid to the Agents for the sale of its Variable Contracts pursuant to Section 1.4 of this Agreement.

                                    ARTICLE V
                                Term of Agreement

         Sec. 5.1 Subject to termination as herein provided, this Agreement shall remain in full force and effect for a two-year period commencing on the date first above written, and this Agreement shall continue in full force and effect from year-to-year thereafter, until terminated as herein provided.

         Sec. 5.2 This Agreement may be terminated by any party hereto on not less than 60 days' prior written notice to the other parties or by an agreement in writing signed by all of the parties hereto, except that data processing services may not be terminated on less than 180 days' prior written notice, if requested by Equico in writing promptly following its receipt of written notice of termination of this Agreement. This Agreement shall automatically be terminated in the event of its assignment.

         Sec. 5.3 Upon termination of this Agreement, all authorizations, rights, and obligations shall cease except the obligations to settle accounts hereunder, including the settlement of monies due in connection with Variable Contracts in effect at the time of termination or issued pursuant to
applications   received  by  Equitable  or  by  Equitable   Variable   prior  to
termination.

                                   ARTICLE VI
                                  Miscellaneous

         Sec. 6.1 Should an irreconcilable difference of opinion arise between or among the parties to this Agreement as to the interpretation of any matter respecting this Agreement, it is hereby mutually agreed that such differences shall be submitted to arbitration as the sole remedy available to the parties. Such arbitration shall be in accordance with the rules of the American Arbitration Association, the arbitrators shall have extensive experience in the insurance industry, and the arbitration shall take place in New York, New York.

         Sec. 6.2 For purposes of this Agreement, the term "Variable Contracts" shall not include any variable insurance contract issued by Equitable which is not offered and sold by employees or agents of Equitable.

         Sec. 6.3 This Agreement replaces the Sales Agreement, dated December 23, 1985, as amended, between Equitable Variable and Equitable, which shall terminate on the effective date hereof.

         Sec. 6.4 If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

         Sec. 6.5 This Agreement constitutes the entire agreement between the parties hereto and may not be modified except in a written instrument executed by all parties hereto.

         Sec. 6.6 This Agreement shall be subject to the provisions of the 1934 Act and, to the extent applicable, the 1940 Act and the rules, regulations and rulings thereunder and of the NASD, from time-to-time in effect, including such exemptions from the 1940 Act as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

         Sec. 6.7 This Agreement shall be interpreted in accordance with the laws of the State of New York.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officials thereunto duly authorized, as of the day and year first above written.


                                THE EQUITABLE LIFE ASSURANCE
                                SOCIETY OF THE UNITED STATES



                                By:     /s/Joseph J. Melone
                                   ---------------------------------
                                        Joseph J. Melone
                                        Chairman and
                                        Chief Executive Officer

                                EQUITABLE VARIABLE LIFE
                                INSURANCE COMPANY



                                By:     /s/Samuel B. Shlesinger
                                   ---------------------------------
                                        Samuel B. Shlesinger
                                        Senior Vice President

                                EQUICO SECURITIES, INC.



                                By:     /s/Richard V. Silver
                                   ---------------------------------
                                        Richard V. Silver
                                        President and
                                        Chief Operating Officer





5292/430_1.DOC